Exhibit 4
EXECUTION COPY

SECURED LOAN AGREEMENT

     This SECURED LOAN AGREEMENT (this “Agreement”) is made as of this 9th day of September, 2004 by and between DataKey, Inc., a Minnesota corporation (the “Company”) and SafeNet, Inc., a Delaware corporation (the “Purchaser”).

          A.       On October 17, 2003, the Company issued and delivered to several investors Secured Convertible Promissory Notes in a bridge financing with aggregate proceeds of $2,000,000 (hereinafter collectively referred to as the “Original Notes” and individually as an “Original Note”).

          B.       Purchaser is willing to lend the Company an aggregate of $2,181,917.81 to be used solely for the purpose of paying and satisfying in full each of the Original Notes.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Issuance of Note; Loan.

          1.1       Authorization of Note; Loan.

                    (a)       The Company shall authorize the issuance to Purchaser of a Secured Promissory Note in the form attached hereto as Exhibit A in the principal amount of $2,181,917.81 (hereinafter referred to as the “Note”).

                    (b)       Subject to the terms and conditions of this Agreement, the Company and Purchaser agree that Purchaser shall loan to the Company at Closing aggregate proceeds of $2,181,917.81 by paying the holders of the Original Notes (the “Original Note Holders”) the amounts set forth opposite the name of each of the Original Note Holders in Exhibit B attached hereto in accordance with the instructions set forth in Exhibit B. In consideration of such payments, the Company agrees to issue to Purchaser the Note.

          1.2       Closing. The loan and the issuance of the Note shall take place in a closing (the “Closing”) at the offices of Purchaser’s counsel, Venable LLP, at 8010 Towers Crescent Drive, Suite 300, Vienna, Virginia 22182, or at such other place as the parties shall mutually agree. The Closing shall take place at 10:00 a.m. Eastern time on the date hereof (the “Closing Date”). On the Closing Date, the Company will deliver to the Purchaser the Note at the Closing, registered in the Purchaser’s name as stated above, against payment of the loan proceeds in lawful money of the United States of America in accordance with Section 1.1 and Exhibit B hereto. If at the Closing any of the conditions specified in Section 5 of this Agreement shall not have been fulfilled, Purchaser shall, at its election, be relieved of all of its obligations under this Agreement without thereby waiving any other right Purchaser may have by reason of such failure or such non-fulfillment.

2.       Representations and Warranties of the Company. As a material inducement to Purchaser to enter into this Agreement, the Company hereby represents and warrants to Purchaser, except as disclosed in the Disclosure Schedules attached hereto, that:

          2.1       Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties. The Company has all required power and authority necessary to own and operate its property, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

          2.2       Capitalization and Voting Rights.

                    (a)       The authorized capital of the Company consists, or will consist immediately prior to the Closing, of:

                              (i)       Four Hundred Thousand (400,000) shares of Convertible Preferred Stock, liquidation value $2.50 per share (the “Preferred Stock”), One Hundred Fifty Thousand (150,000) of which shares are issued and outstanding, and One Hundred Twenty Thousand (120,000) shares of Series B Preferred Stock, par value $0.05 per share (the “Series B Preferred”), none of which shares are issued and outstanding. The rights, restrictions, privileges and preferences of the Preferred Stock and the Series B Preferred are as stated in the Company’s Restated Articles of Incorporation, as amended;

                              (i) Twenty Two Million (22,000,000) shares of common stock, par value $0.05 (“Common Stock”), of which Eleven Million Seven Hundred Sixty Seven Thousand Two Hundred Fifty-Four (11,767,254) shares are issued and outstanding; and

                              (iii) Seven Million Four Hundred Eighty Thousand (7,480,000) shares that are not designated, none of which are issued and outstanding.

                    (b)       The outstanding shares of Preferred Stock and Common Stock are all duly and validly authorized and issued, fully paid and nonassessable and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

                    (c)       Except for (i) the conversion privileges of the Preferred Stock, (ii) the conversion privileges of the Original Notes, and (iii) additional rights to acquire Common Stock of the Company set forth on Schedule 2.2(c) to this Agreement, which is attached hereto and incorporated herein by reference, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

                    (d)       The Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding, between any persons or entities that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

          2.3       Subsidiaries. The Company does not presently own or control, directly or indirectly, or hold any rights to acquire, any interest in any other corporation, association or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

          2.4       Authorization. All corporate action necessary on the part of the Company, its officers, directors and shareholders for the authorization, execution and delivery of this Agreement, the Note, the Security Agreement in the form attached hereto as Exhibit C (the “Security Agreement”) and the Grant of Security Interest in Intellectual Property attached hereto as Exhibit D (the “IP Security Agreement” and together with the Security Agreement, the “Security Documents”) and all other agreements contemplated hereby or thereby (this Agreement, the Note, the Security Documents and all such other agreements collectively, the “Transaction Agreements”) to which the Company is a party, and the performance of all obligations of the Company hereunder and thereunder has been taken or will be taken prior to the Closing. The Transaction Agreements and other agreements contemplated thereby to which the Company is a party constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          2.5       Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement.

          2.6       Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of the Transaction Agreements or the right of the Company to enter into such agreements or to consummate the transactions contemplated thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the business, assets or condition of the Company, financially or otherwise, or any change in the current equity ownership of the Company. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the Company’s knowledge, threatened involving the prior employment of any of the Company’s employees or their obligations under any agreements with prior employers. The Company is not aware that it is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

          2.7       Patents and Trademarks.

                    (a)       Schedule 2.7(a) to this Agreement contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights (as defined below) owned or used by the Company, (ii) pending patent applications and applications for registrations of other Intellectual Property Rights filed by the Company, (iii) registered trade names and corporate names owned or used by the Company, and (iv) all licenses and other rights granted by the Company to any third party with respect to any Intellectual Property Rights. The Company owns all right, title and interest in and to all of the Intellectual Property Rights listed on Schedule 2.7(a), free and clear of all liens, encumbrances or claims of others except for licenses made in the ordinary course of business to resellers, original equipment manufacturers and end users. To the Company’s knowledge, the Company owns sufficient right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of the business of the Company as presently conducted and as presently proposed to be conducted, free and clear of all liens, encumbrances or claims of others. The Company has taken all necessary actions to maintain and protect the Intellectual Property Rights that it owns. The Company has not received notice of, and is not otherwise aware of, any claims made against the Company asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights and, to the Company’s knowledge, there are no valid grounds for the same. The Company has not received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that the Company license any rights from a third party). To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted and as presently proposed to be conducted. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company, except for inventions that have been assigned or licensed to the Company as of the date hereof.

                    (b)       For purposes of this Agreement, “Intellectual Property Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered and unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

          2.8       Compliance with Other Instruments. The Company is not in violation of or default under any provision of its Restated Articles of Incorporation, as amended, or bylaws or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it or any of its assets or properties is bound, including without limitation, any agreements with suppliers or any licensing agreements or, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby will not result in any such violation, or be in material conflict with or constitute, with or without the passage of time and giving of notice, either a material default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated thereby will not cause any “change of control” under any agreements to which the Company is a party, including but not limited to (a) any employment agreements to which the Company is a party; (b) any incentive or bonus plans, including but not limited to the Company’s 2003 Executive Incentive Plan; (c) the Company’s 1987 Stock Option Plan, the Company’s 1994 Consultant Stock Option Plan, the Company’s 1997 Stock Option Plan or the Company’s 1998 Employee Stock Purchase Plan; or (d) the Company’s Shareholder Rights Plan.

          2.9       Agreements; Action.

                    (a)       Except as disclosed in statements, reports, schedules, forms, exhibits and other documents filed by the Company with the Securities and Exchange Commission (the “SEC”) on or before the date hereof, including periodic reports on Form 10-KSB, Form 10-QSB, on Form 8-K and proxy statements and registration statements (“SEC Filings”), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.

                    (b)       There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it or any of its assets or properties is bound that may involve indemnification by the Company with respect to infringements of proprietary rights, other than indemnification obligations arising from purchase or sale agreements or license agreements entered into in the ordinary course of business.

                    (c)       Except as disclosed in SEC Filings, the Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other material liabilities, (iii) made any loans or advances to any person, other than in the ordinary course of business, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

          2.10       Related-Party Transactions. Except as disclosed in SEC Filings, no employee, shareholder, officer or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Company’s knowledge and except as disclosed in SEC Filings, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, shareholders, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company.

          2.11       Financial Statements. The Company has delivered or made available to Purchaser its audited financial statements as contained in its annual report on Form 10-KSB for the period ending December 31, 2003 and the unaudited financial statements as contained in its quarterly report on Form 10-QSB for the period ending June 30, 2004 (the “Financial Statements”). The foregoing Financial Statements are accurate and complete in all material respects, are consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Company does not have any liabilities (whether accrued, absolute, unliquidated, contingent or otherwise, whether or not known to the Company, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to June 30, 2004, or any action or inaction at or prior to June 30, 2004 or any state of facts existing at or prior to June 30, 2004 other than (a) liabilities and obligations incurred in the ordinary course of business after June 30, 2004 (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit), and (b) other liabilities and obligations expressly disclosed in the Financial Statements. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

          2.12       Changes. Except as disclosed in SEC Filings, since June 30, 2004, there has not been:

                    (a)       any material adverse change in the assets, liabilities, financial condition or operating results of the Company;

                    (b)       any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of the Company;

                    (c)       any waiver by the Company of a valuable right or of a debt owed to it;

                    (d)       any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company;

                    (e)       any change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

                    (f)       any change in any compensation arrangement or agreement with any key employee;

                    (g)       any sale, assignment or transfer of any Intellectual Property Rights or other intangible assets of the Company, or the disclosure of any proprietary confidential information to any person not under a duty to keep such information confidential;

                    (h)       any resignation or termination of employment of any key officer of the Company; and the Company is not aware of the impending resignation or termination of employment of any such officer; or

                    (i)       any agreement or commitment by the Company to do any of the things described in this Section 2.12.

          2.13       Taxes. The Company has timely filed all tax returns (federal, state and local) required to be filed by it and all Taxes (as defined below), assessments and other government charges imposed upon the Company, or upon any of the assets, income or franchises of the Company, have been timely paid or, if not yet payable, are adequately accrued on the Company’s books and records. There are no actual or proposed Tax deficiencies, assessments or adjustments with respect to the Company or any assets or operations of the Company, and there are no ongoing or pending Tax audits by any taxing authority against the Company. “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall, profits, environmental, customs, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other similar tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts with respect to the foregoing.

          2.14       Permits. To the Company’s knowledge, the Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

          2.15       Environmental and Safety Laws. To the Company’s knowledge, the Company, the operation of its business and any real property that the Company owns or has owned, leases or has leased or otherwise occupies or uses or has occupied or used (the “Premises”) are in compliance with all applicable Environmental Laws (as defined below) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws. The Company has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any person arising out of the Company’s ownership or occupation of the Premises, or the conduct of its operations. For purposes of this Agreement, the term “Environmental Laws” shall mean any federal, state, local or foreign law, ordinance, rule, regulation, permit and authorization pertaining to the protection of human health or the environment.

          2.16       Disclosure. In addition to SEC Filings publicly available, the Company has provided Purchaser with all the information available to the Company that Purchaser has requested for deciding whether to purchase the Note and all information that the Company believes is reasonably necessary to enable Purchaser to make such decision. To the Company’s knowledge, neither this Agreement (including all the exhibits attached hereto) nor any certificates delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

          2.17       Corporate Documents; Minute Books. The Company has made the Restated Articles of Incorporation and bylaws of the Company available to Purchaser. In addition, the minute books of the Company available for review by Purchaser contain a complete summary of all meetings of directors and shareholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

          2.18       Title to Property and Assets. The property and assets the Company owns are owned by the Company free and clear of all mortgages, liens, loans and encumbrances, except (a) as reflected in the Financial Statements, (b) for statutory liens for the payment of current taxes that are not yet delinquent, and (c) minor defects in title, none of which, individually or in the aggregate, materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (a), (b) and (c) above.

          2.19       Labor Agreements and Actions. The Company is not aware that any officer or key employee, or that any group of employees of the Company, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company. Except as disclosed in SEC Filings or as disclosed to the Investors, the Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. The Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment (including without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes), and the Company is not aware that it has any labor relations problems (including without limitation, any union organization activities, threatened or actual strikes or work stoppages or material grievances). The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union.

3.       Representations and Warranties of Purchaser. Purchaser hereby represents, warrants and covenants to the Company that:

          3.1       Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          3.2       Authorization. All corporate action necessary on the part of Purchaser, its officers, directors and shareholders for the authorization, execution and delivery of the Transaction Agreements to which it is a party, and the performance of all obligations of Purchaser hereunder and thereunder has been taken or will be taken prior to the Closing. The Transaction Agreements and other agreements contemplated thereby to which Purchaser is a party constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          3.3       Disclosure of Information. Purchaser represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of this Agreement and the transactions contemplated hereby and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of Purchaser to rely thereon.

4.       Covenants of the Company.

          4.1       Affirmative Covenants. The Company covenants and agrees that it will:

                    (a)       Preservation of Existence. Preserve and maintain its corporate existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation.

                    (b)       Payment of Taxes. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties owned by it prior to the date on which penalties attach thereto; provided, however, that the Company shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings diligently conducted.

                    (c)       Maintenance of Insurance. Maintain insurance on its properties with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates, including, without limitation, business interruption insurance and extended fire and casualty insurance.

                    (d)       Maintenance of Properties. Use commercially reasonable efforts to maintain and preserve all of the its properties (tangible and intangible) which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted; provided, however, that the Company may dispose of such assets as it determines are no longer needed.

                    (e)       Compliance With Laws. Comply in all material respects with all applicable laws, rules, regulations, and orders.

                    (f)       SEC Filings; Financial Statements. Timely file all statements, reports, schedules, forms, exhibits and other documents required to have been filed by the Company with the SEC after the date hereof (the “Future SEC Filings”) under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and/or the rules and regulations promulgated thereunder and each of the Company’s Future SEC Filings shall comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be). The financial statements (including related notes, if any) contained in the Company’s Future SEC Documents (i) shall comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC, and except that the unaudited financial statements may not have contained footnotes and were subject to normal and recurring year-end adjustments which were not, or are not reasonably expected to be, individually or in the aggregate, material in amount); and (iii) shall fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

                    (g)       Notice of Filings. Provide Purchaser, within twenty (20) days of filing, with copies of all returns and material documents filed by the Company with any federal, state, local or foreign governmental authority.

                    (h)       Certification of Non-Default. Provide to Purchaser upon request an officer’s certificate, signed by the President, certifying that no Event of Default (as such term is defined in the Note) has occurred under the Note, or if any such Event of Default exists, stating the nature of such Event of Default.

                    (i)       Notice of Litigation etc. Notify Purchaser of any suits, actions, claims, or legal, administrative, arbitration or mediation proceedings filed against the Company and provide Purchaser with a copy of the complaint or other such pleadings or filings served on or by the Company within five (5) days of receipt thereof.

                    (j)       Notice of Defaults or Judgments. Give Purchaser notice of any default declared with respect to any material obligation of the Company, or any judgment entered against the Company within five (5) days of receipt thereof by the Company.

                    (k)       Other Debts; Taxes. Promptly make all payments of principal and interest as and when due under any debt obligations of the Company; provided, however, that this covenant shall not be construed as permitting the making of any payments on account of any other debt obligations of the Company that are not otherwise permitted by the terms and conditions of this Agreement. The Company will pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company, or cause a failure or forfeiture of title thereto.

                    (l)       Termination of Security Interests Under Original Notes. Simultaneously with the payment of the loan proceeds by Purchaser in accordance with Section 1.1(b), the Company shall deliver the Termination Instructions and Statements (as defined in Section 5.7) to the Original Note Agents (as defined in Section 5.7). The Company shall take any and all actions reasonably necessary, including any actions reasonably requested by Purchaser, to enforce its rights and the obligations of the Original Note Agents under Section 8.9 (titled “Termination”) of that certain Security Agreement dated October 17, 2003 by and among the Company and the Original Note Agents and Section 14 (titled “Termination”) of that certain Grant of Security Interest in Patents, Trademarks and Licenses dated October 17, 2003 by and among the Company and the Original Note Agents. Notwithstanding anything in the Transaction Documents, the failure of the Original Note Agents to release their security interests, or their demand for additional amounts in connection with Section 8 of the Original Notes, shall not constitute a breach by the Company of any of its obligations under the Transaction Agreements or an Event of Default under the Note.

          4.2       Negative Covenants. Until the Note is paid in full and all other obligations under the Transaction Agreement have been satisfied in full and discharged, the Company covenants and agrees with Purchaser not to do any of the following without the prior written consent of Purchaser:

                    (a)       Additional Debts and Liabilities. Incur any additional indebtedness for borrowed money, or purchase any additional life insurance from business income or assets, or guarantee the indebtedness or other obligations of any other person other than: (i) trade payables or other short-term working capital debt incurred in the normal and ordinary course of the Company’s business; (ii) lease and purchase money obligations entered into in the ordinary course of the Company’s business; and (iii) after December 31, 2004 any other indebtedness not covered by clauses (i) or (ii) above, provided that the proceeds from any such indebtedness permitted by this clause (iii) are first used to pay the entire outstanding principal balance of the Note, together with all accrued and unpaid interest thereon and any other amounts owed thereunder.

                    (b)       No Encumbrances. Permit to exist against any of its material assets (if any) any lien, mortgage, pledge, security interest, title retention device, or other encumbrance junior or senior to the liens and security interests of Purchaser under the Security Documents.

                    (c)       Dissipation of Assets. In any manner convey or dispose of any equitable, beneficial or legal interest in any of the Company’s material assets (if any), except for inventory sold and equipment disposed of in the ordinary course of business.

                    (d)       Distributions. Make or cause to be made any distribution of cash, capital stock held by the Company or other property of the Company to any of its stockholders, whether such distribution would be characterized as a dividend or otherwise.

                    (e)       No Change of Business; No Change of Company Name. (i) change the nature of its business operations or expend or invest any funds in any manner not strictly related to the Company’s existing business operations; or (ii) change its name, as set forth in the signature line hereto.

                    (f)       Constituent Documents. Amend or rescind the Company’s Restated Articles of Incorporation, Bylaws or other constituent documents of the Company and all amendments and supplements to any of the foregoing (collectively the “Constituent Documents”) as in effect as of the date hereof.

                    (g)       Prepayments. Prepay any indebtedness for borrowed money, other than the payment and satisfaction in full of the Original Notes and any prepayment of the Note in accordance with the terms and conditions thereof.

                    (h)       Inside Transactions. Purchase or sell any property or services, nor borrow or lend money or property from or to, or co-invest in, any transaction with any officer, director, shareholder, employee or affiliate of the Company, except for reasonable and customary employment compensation arrangements.

                    (i)       Judgments. Permit any judgment, or any series of judgments obtained against the Company in excess of the fifty thousand dollars ($50,000) to remain unpaid for over thirty (30) days without obtaining a stay of execution or appropriate surety bond.

                    (j)       No Adverse Actions. Avoid or seek to avoid the observance or performance of any of the terms, covenants and conditions of this Agreement or any of the other Transaction Agreements whether by amendment to the Constituent Documents or through any reorganization, reclassification, consolidation, merger, sale of assets, dissolution, issuance or transfer of securities or any other action.

5.       Conditions of Purchaser’s Obligations at Closing. The obligations of Purchaser under Section 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions or Purchaser’s written waiver thereof:

          5.1       Due Diligence. Purchaser shall have completed, to its own full and complete satisfaction, its due diligence of the Company, including a detailed review of past and projected financial performance.

          5.2       No Material Adverse Developments. There will have been no material adverse developments in the Company’s business or prospects and absence of default in any material obligation of the Company.

          5.3       Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

          5.4       Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          5.5       Closing Documents. The Company shall have delivered to Purchaser all of the following documents:

                    (a)       An Officer’s Certificate, dated the date of the Closing, stating that the conditions specified in Section 5.2, 5.3 and 5.4 of this Agreement have been fulfilled.

                    (b)       A Secretary’s Certificate, certifying copies of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of the Transaction Agreements and each of the other agreements contemplated hereby, and the issuance of the Note and the consummation of all other transactions contemplated by this Agreement; and

                    (c)       Certificates of good standing issued by the secretary of state for each state where the Company is authorized to do business.

          5.6       Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser’s counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

          5.7       Termination Instructions and Statements. The Company shall have executed the instructions to the agent for the Original Note Holders (the “Original Note Agents”) and termination statements covering the security interest held by the Original Note Agents, each in the form attached hereto as Exhibit E (collectively, the “Termination Instructions and Statements”), and simultaneously with the payment of the loan proceeds by Purchaser in accordance with Section 1.1(b) shall deliver the Termination Instructions and Statements to the Original Note Agents.

6.       Conditions of the Company’s Obligations at Closing. The obligations of the Company to Purchaser under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions or the Company’s written waiver thereof:

          6.1       Representations and Warranties. The representations and warranties of Purchaser contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          6.2       Payment of Purchase Price. Purchaser shall have delivered the purchase price specified in Section 1.1(b).

7.       Indemnification. The Company agrees to indemnify and hold harmless Purchaser and its successors and assigns, together with any of their officers, directors, or shareholders (such persons, the “Indemnified Parties”), from and against any and all losses, damages, liabilities, obligations, costs or expenses (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”) which are caused by or arise out of, or (in the case of claims asserted against any Indemnified Parties by a third party) alleged to result from, arise out of or have been incurred with respect to, (a) any breach or default in the performance by the Company of any covenant or agreement of the Company contained in this Agreement, (b) any breach of warranty or inaccurate or erroneous representation made by the Company herein or in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto, and (c) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including costs and attorneys’ fees) arising out of the foregoing except when such actions, suits, proceedings, claims, demands, judgments, costs and expenses arise as a result of the grossly negligent or intentional actions or omissions of Purchaser. Furthermore, except for Losses caused by or arising out of the gross negligence or willful misconduct of the Company, any Losses resulting from subsection (b) above shall be limited to the actual amount invested pursuant to this Agreement.

8.       Miscellaneous.

          8.1       Survival. The warranties, representations and covenants of the Company and Purchaser and the indemnification obligations of the parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Purchaser or the Company.

          8.2       Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          8.3       Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of Maryland, without regard to the conflicts of law provisions thereof, as applied to agreements among Maryland residents entered into and to be performed entirely within Maryland.

          8.4       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          8.5       Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex, electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the respective parties at the following addresses:

if to the Company, to:

DataKey, Inc.
407 West Travelers Trail
Minneapolis, Minnesota 55337
Attention: David A. Feste
Facsimile: (952) 890-6850

with a copy to (but which shall not constitute notice to the Company):

Fredrikson & Byron, P.A.
200 South 6th Street, #400
Minneapolis, Minnesota 55402-1425

Attention: Thomas R. King, Esq.
Facsimile: 612-492-7077

if to the Purchaser, to:

SafeNet, Inc.
4690 Millennium Drive
Belcamp, Maryland 21017
Attention: Chief Executive Officer
Facsimile: (443) 327-1207

with a copy to (but which shall not constitute notice to the Purchaser)

Venable LLP
8010 Towers Crescent Drive
Suite 300
Vienna, Virginia 22182
Attention: Elizabeth R. Hughes, Esq.
Facsimile: 703-821-8949

or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties hereto.

          8.6       Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Company hereby agrees to indemnify and hold harmless Purchaser from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible. Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation finder’s fee (and the costs and expenses of defending asserted liability) for which Purchaser or any of its officers, employees or representatives is responsible.

          8.7       Fees and Expenses. Irrespective of whether the Closing is effected, each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          8.8       Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Purchaser.

          8.9       Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          8.10       Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof. All exhibits and schedules appended to this Agreement are herein incorporated by reference and made a part hereof.

          8.11       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Secured Loan Agreement as of the date first above written.

THE COMPANY: DATAKEY, INC.
By:	/s/ Timothy L. Russell
	Name:	Timothy L. Russell
	Title:	President and Chief Executive Officer

PURCHASER: SAFENET, INC.
By:	/s/ Ken Mueller
	Name:	Ken Mueller
	Title:	Chief Financial Officer

[SIGNATURE PAGE TO SECURED LOAN AGREEMENT]